MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

MAA APPOINTS PHILIP W. NORWOOD TO BOARD OF DIRECTORS

Memphis, Tenn., August 23, 2007: Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that the Company’s Board of Directors has elected Philip W. Norwood to serve as a director and as a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Norwood has served as the President and Chief Executive Officer of Faison Enterprises, Inc., a real estate development and investment company headquartered in Charlotte, North Carolina, since 1994. Prior to joining Faison Enterprises, Inc., Mr. Norwood held a number of positions with Trammell Crow Company including Vice Chairman of Trammell Crow Company, Chairman and CEO of Trammell Crow Realty Advisors, President and CEO of Trammell Crow Real Estate Investors, and Chairman of Trammell Crow Ventures. Mr. Norwood is a member of the Urban Land Institute, International Council of Shopping Centers and the Real Estate Roundtable. Mr. Norwood holds a Bachelor of Arts with honors from Washington & Lee University, a Masters from Duke University and a Juris Doctor cum laude from the University of Georgia School of Law.

Ralph Horn, Chairman of the Nominating and Corporate Governance Committee of the Board of Directors of the Company stated, “Phil Norwood’s expansive real estate background, capital market expertise and knowledge of our markets will compliment our board well and be a strong support to the Company in the years to come.”

Mid-America is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 39,968 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or call (901) 435-5371.  6584 Poplar Ave., Suite 300, Memphis, TN 38138.